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Filed pursuant to Rule 424(b)(5)
Registration No. 333-166572-01

We will amend and complete the information in this preliminary prospectus supplement. This preliminary prospectus supplement and the accompanying prospectus are part of an effective registration statement filed with the Securities and Exchange Commission. This preliminary prospectus supplement and the accompanying prospectus are not offers to sell nor solicitations of offers to buy these securities in any jurisdiction where such offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED JUNE 3, 2010

PRELIMINARY PROSPECTUS SUPPLEMENT
(To Prospectus Dated May 6, 2010)

OKLAHOMA GAS AND ELECTRIC COMPANY

$250,000,000
      % Senior Notes, Series Due June 1, 2040

        We are offering $250,000,000 of        % Senior Notes, Series due June 1, 2040. We will pay interest on the Senior Notes on June 1 and December 1 of each year, commencing December 1, 2010. The Senior Notes will mature on June 1, 2040. We may redeem the Senior Notes, in whole or in part, at any time prior to maturity. The redemption price will be the greater of the principal amount to be redeemed or a make-whole amount described in this prospectus supplement.

        Please read the information described under the captions "Supplemental Description of Senior Notes" in this prospectus supplement and "Description of Debt Securities" in the accompanying prospectus for a more detailed description of the terms of the Senior Notes.

        Investing in our Senior Notes involves risks. See "Risk Factors" beginning on page S-6 of this prospectus supplement.

        The Senior Notes will be our senior unsecured obligations and, as described below under the caption "Supplemental Description of Senior Notes," will rank equally with all of our other senior unsecured indebtedness. We currently have no outstanding debt obligations that will be junior to the Senior Notes. The Senior Notes will not be listed on any securities exchange or included in any automated quotation system.

        Neither the Securities and Exchange Commission ("SEC") nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

	Price to Public(1)		Underwriting Discount		Proceeds, Before Expenses, to Us
Per % Senior Notes, Series due June 1, 2040		%		%		%
Total	$		$		$

(1)
Plus accrued interest from                                    , 2010, if settlement occurs after that date.

        The underwriters expect to deliver the Senior Notes on or about                                    , 2010 through the book-entry facilities of The Depository Trust Company ("DTC"), including its participants Euroclear Bank S.A./N.V., as operator of the Euroclear System ("Euroclear"), and Clearstream Banking, société anonyme ("Clearstream").

Joint Book-Running Managers

Mizuho Securities USA Inc.	RBS	UBS Investment Bank

Co-Managers

BOSC, Inc.
KeyBanc Capital Markets
Mitsubishi UFJ Securities
Scotia Capital
U.S. Bancorp Investments, Inc.

                                    , 2010

        You should rely only on the information contained in or incorporated by reference into this prospectus supplement and the accompanying prospectus. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information contained in or incorporated by reference into this prospectus supplement, the accompanying prospectus or in any free writing prospectus that we may provide to you is accurate only as of the date on the front cover of those documents.

        This prospectus supplement and the accompanying prospectus incorporate important business and financial information about us that is not included in or delivered with these documents. This information is available without charge upon written or oral request as described under the caption "Where You Can Find More Information" in the accompanying prospectus. In this prospectus supplement, "we," "us," "our" and "our company" refer to Oklahoma Gas and Electric Company, and "underwriters" refers to the firms listed on the front cover of this prospectus supplement.

        Offers and sales of the Senior Notes are subject to restrictions in the United Kingdom, Hong Kong, Singapore and Japan, which are discussed under the heading "Underwriting" below. The distribution of this prospectus supplement and the accompanying prospectus and the offering of the Senior Notes in certain other jurisdictions may also be restricted by law. In this prospectus supplement and the accompanying prospectus, references to "dollars" and "$" are to U.S. dollars.

S-i

ABOUT THIS PROSPECTUS SUPPLEMENT

        This prospectus supplement is a supplement to the accompanying prospectus that also is a part of this document. The accompanying prospectus is part of a registration statement that we filed with the SEC using a "shelf" registration process. Under this process, we may sell an unspecified amount of the securities described in the accompanying prospectus, of which this offering is a part. This prospectus supplement provides you with specific information about the terms of this offering. Both this prospectus supplement and the accompanying prospectus include important information about us, our Senior Notes and other information you should know before investing in our Senior Notes. This prospectus supplement also adds, updates and changes information contained in the accompanying prospectus. To the extent that any statement that we make in this prospectus supplement is inconsistent with the statements made in the accompanying prospectus, the statements made in the accompanying prospectus are deemed modified or superseded by the statements made in this prospectus supplement. You should read both this prospectus supplement and the accompanying prospectus together with the additional information described under the heading "Where You Can Find More Information" in the accompanying prospectus before investing in our Senior Notes. For more details, you should read the exhibits filed with the registration statement of which this prospectus supplement and the accompanying prospectus are a part.

FORWARD-LOOKING STATEMENTS

        Except for the historical statements contained herein and therein, the matters discussed in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference are forward-looking statements that are subject to certain risks, uncertainties and assumptions. Such forward-looking statements are intended to be identified by the words "anticipate," "believe," "estimate," "expect," "intend," "objective," "plan," "possible," "potential," "project" and similar expressions. Our actual results may differ materially from those expressed in the forward-looking statements. Factors that could cause actual results to differ materially from the forward-looking statements include, but are not limited to:

  •
  general economic conditions, including the availability of credit, access to existing lines of credit, access to the commercial paper markets, actions of rating agencies and their impact on capital expenditures;

  •
  our ability and the ability of our parent company, OGE Energy Corp., to access the capital markets and obtain financing on favorable terms;

  •
  prices and availability of electricity, coal and natural gas;

  •
  business conditions in the energy industry;

  •
  competitive factors including the extent and timing of the entry of additional competition in the markets we serve;

  •
  unusual weather;

  •
  availability and prices of raw materials for current and future construction projects;

  •
  Federal or state legislation and regulatory decisions and initiatives that affect cost and investment recovery, have an impact on rate structures or affect the speed and degree to which competition enters our markets;

  •
  environmental laws and regulations that may impact our operations;

  •
  changes in accounting standards, rules or guidelines;

  •
  the discontinuance of accounting principles for certain types of rate-regulated activities;

S-ii

  •
  creditworthiness of suppliers, customers and other contractual parties; and

  •
  other risk factors listed from time to time in the reports we file with the SEC.

        In light of these risks and uncertainties, there can be no assurance that the results and events contemplated by the forward-looking statements contained in or incorporated by reference in this prospectus supplement and the accompanying prospectus will in fact transpire. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of their dates. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. These risks and uncertainties are discussed in more detail under "Business," "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Notes to Financial Statements" in our Annual Report on Form 10-K for the year ended December 31, 2009, under "Notes to Condensed Financial Statements" in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2010 and in other documents on file with the SEC. You may obtain copies of these documents as described under "Where You Can Find More Information" in the accompanying prospectus.

S-iii

PROSPECTUS SUPPLEMENT SUMMARY

        The following summary is qualified in its entirety by and should be read together with the more detailed information and financial statements included or incorporated by reference in this prospectus supplement and the accompanying prospectus.

 Oklahoma Gas and Electric Company

Company Background

        We generate, transmit, distribute and sell electric energy in Oklahoma and western Arkansas. We are subject to rate regulation by the Oklahoma Corporation Commission ("OCC"), the Arkansas Public Service Commission and the Federal Energy Regulatory Commission ("FERC"). We are a wholly-owned subsidiary of OGE Energy Corp. ("OGE Energy"), which is an energy and energy services provider offering physical delivery and related services for both electricity and natural gas primarily in the south central United States. We are the largest electric utility in Oklahoma, and our franchised service territory includes the Fort Smith, Arkansas area. We sold our retail gas business in 1928 and are no longer engaged in the gas distribution business.

        We own and operate an interconnected electric generation, transmission and distribution system, located in Oklahoma and western Arkansas, which included 11 generating stations with an aggregate capability of approximately 6,641 megawatts ("MW") at December 31, 2009. We furnish retail electric service in 269 communities and their contiguous rural and suburban areas. At December 31, 2009, four other communities and two rural electric cooperatives in Oklahoma and western Arkansas purchased electricity from us for resale. Our service area covers approximately 30,000 square miles in Oklahoma and western Arkansas, including Oklahoma City, the largest city in Oklahoma, and Fort Smith, Arkansas, the second largest city in that state. Of the 269 communities that we serve, 243 are located in Oklahoma and 26 in Arkansas. We derived approximately 89 percent of our total electric operating revenues for the year ended December 31, 2009 from sales in the Oklahoma jurisdiction, eight percent in the Arkansas jurisdiction and three percent in the FERC jurisdiction.

        We were incorporated in 1902 under the laws of the Oklahoma Territory and became a wholly-owned subsidiary of OGE Energy on December 31, 1996. Our principal executive offices are located at 321 N. Harvey, P.O. Box 321, Oklahoma City, Oklahoma 73101-0321. Our telephone number is (405) 553-3000. OGE Energy's web site address is www.oge.com. OGE Energy's web site address is provided for informational purposes only. No information contained in, or that can be accessed through, the web site is to be considered part of this prospectus supplement.

Company Strategy

        We have been focused on increased investment to preserve system reliability and meet load growth, leverage our unique geographic position to develop renewable energy resources for wind generation and transmission, replace infrastructure equipment, replace aging transmission and distribution systems, provide new products and services, provide energy management solutions to our customers through the Smart Grid program (discussed below) and deploy newer technology that improves operational, financial and environmental performance. As part of this plan, we have taken, or have committed to take, the following actions:

  •
  in January 2007, a 120 MW wind farm in northwestern Oklahoma was placed in service;

  •
  in September 2008, we purchased a 51 percent interest in the 1,230 MW natural gas-fired, combined-cycle power generation facility in Luther, Oklahoma;

  •
  in 2008, we announced a "Positive Energy Smart Grid" initiative that will empower customers to proactively manage their energy consumption during periods of peak demand. As a result of the

    American Recovery and Reinvestment Act of 2009 signed by the President into law in February 2009, we requested a $130 million grant from the U.S. Department of Energy ("DOE") in August 2009 to develop our Smart Grid technology. In late October 2009, we received notification from the DOE that our grant had been accepted by the DOE;

  •
  in 2008, we began construction of a transmission line from Oklahoma City, Oklahoma to Woodward, Oklahoma, which is a critical first step to increased wind development in western Oklahoma. This transmission line was placed into service on March 31, 2010;

  •
  in June 2009, we received Southwest Power Pool ("SPP") approval to build four 345 kilovolt transmission lines referred to as "Balanced Portfolio 3E," construction of which began in early 2010. These transmission lines are expected to be in service between December 2012 and December 2014;

  •
  in September 2009, we signed power purchase agreements with two developers who are to build two new wind farms, totaling 280 MWs, in northwestern Oklahoma which we intend to add to our power-generation portfolio by the end of 2010. We will continue to evaluate renewable opportunities to add to our power-generation portfolio in the future;

  •
  in November and December 2009, the individual turbines were placed in service related to the OU Spirit wind project in western Oklahoma, which added 101 MWs of wind capacity to our wind portfolio;

  •
  in February 2010, we signed memoranda of understanding for approximately 197.8 MWs of wind turbine generators and certain related balance of plant engineering, procurement and construction services associated with the Crossroads wind project located in Dewey County, Oklahoma. If approved by the OCC, we will build, own and operate the wind farm; and

  •
  our construction initiative from 2010 to 2015 includes approximately $2.8 billion in major projects designed to expand capacity, enhance reliability and improve environmental performance. This construction initiative also includes strengthening and expanding the electric transmission, distribution and substation systems and replacing aging infrastructure.

        We continue to pursue additional renewable energy and the construction of associated transmission facilities required to support this renewable expansion. We also are promoting demand side management programs to encourage more efficient use of electricity. If these initiatives are successful, we believe we may be able to defer the construction or acquisition of any incremental fossil fuel generation capacity until 2020.

        Increases in generation and the building of transmission lines are subject to numerous regulatory and other approvals, including appropriate regulatory treatment from the OCC and, in the case of transmission lines, the SPP. Other projects involve installing new emission-control and monitoring equipment at our existing power plants to help meet our commitment to comply with current and future environmental requirements.

The Offering

        The following summary contains basic information about this offering. Because this is only a summary, it does not contain all of the information that may be important to you. For a more complete understanding of this offering, we encourage you to read this entire prospectus supplement, including "Supplemental Description of Senior Notes," the accompanying prospectus, including "Description of Debt Securities," and the documents referred to in this prospectus supplement and the accompanying prospectus.

Issuer	Oklahoma Gas and Electric Company.
Securities Offered	$250,000,000 principal amount of % Senior Notes, Series due June 1, 2040.
Maturity	June 1, 2040.
Interest Rate	% per year.
Interest Payment Dates	June 1 and December 1 of each year, beginning on December 1, 2010.
Ranking
The Senior Notes will be our senior unsecured obligations and rank equally with all of our other senior unsecured indebtedness. We currently have no outstanding debt obligations that will be junior to the Senior Notes. The Indenture under which the Senior Notes will be issued will not prevent us from incurring additional indebtedness, which may be secured by some or all of our assets. As of the date of this prospectus supplement, we do not have any plans to issue secured indebtedness. See "Risk Factors" for more information.
Optional Redemption
We may redeem the Senior Notes, in whole or in part, at any time at a "make-whole" redemption price equal to the greater of (1) 100% of the principal amount of the Senior Notes being redeemed or (2) the sum of the present values of the remaining scheduled payments of principal and interest on the Senior Notes being redeemed (not including any portion of such payments of interest accrued to the redemption date), discounted to the redemption date on a semi-annual basis (assuming a 360-day year consisting of 12 30-day months) at the applicable treasury rate plus basis points, plus accrued and unpaid interest to the redemption date. See "Supplemental Description of Senior Notes—Redemption Provisions" for more information.
Reopening of Series
We may, from time to time, without the consent of the holders of the Senior Notes offered by this prospectus supplement, reopen the Senior Notes and issue additional Senior Notes with the same terms (including maturity and interest payment terms), except for the public offering price and issue date, as the Senior Notes offered by this prospectus supplement. Any such additional Senior Notes, together with the Senior Notes offered by this prospectus supplement, will constitute a single series under the Indenture. See "Supplemental

Description of Senior Notes—Reopening of Series" for more information.
Use of Proceeds
We expect to receive net proceeds from the offer and sale of the Senior Notes, after deducting the underwriting discount and our estimated offering expenses, of approximately $ million. We currently intend to add the net proceeds from the sale of the Senior Notes to our general funds and apply them to fund our ongoing capital expenditure program or to use for working capital. Pending such use, the funds will be temporarily invested. See "Use of Proceeds."
Trustee	UMB Bank, N.A.

Summary Financial Data

        Set forth below is summary financial data for our company. We derived the financial information presented below as of December 31, 2009 and 2008 and for each of the three years in the period ended December 31, 2009 from our audited financial statements. We derived the financial information presented below as of March 31, 2010 and for the three months ended March 31, 2010 and 2009 from our interim unaudited financial statements. In the opinion of management, all adjustments necessary to fairly present the financial position and results for the interim periods presented have been included and are of a normal recurring nature except as otherwise disclosed in our reports filed with the SEC.

        The financial information below should be read in conjunction with the historical financial statements and related notes and "Management's Discussion and Analysis of Financial Condition and Results of Operations" contained in the annual, quarterly and other reports filed by us with the SEC, which we have incorporated by reference into this prospectus supplement.

	Three Months Ended March 31,		Year Ended December 31,
	2010	2009	2009	2008	2007
	(unaudited)		(audited)
	(in millions)
Results of Operations Data
Operating revenues	$444.0	$336.7	$1,751.2	$1,959.5	$1,835.1
Cost of goods sold	250.8	171.0	796.3	1,114.9	1,025.1

Gross margin on revenues	193.2	165.7	954.9	844.6	810.0
Other operating expenses	161.3	146.9	600.8	566.3	518.0

Operating income	31.9	18.8	354.1	278.3	292.0
Interest income	—	0.5	1.1	4.4	—
Allowance for equity funds used during construction	2.3	1.3	15.1	—	—
Other income	2.5	4.6	20.4	3.6	5.0
Other expense	0.6	0.5	6.7	11.8	7.2
Interest expense	24.2	24.3	93.6	79.1	54.9
Income tax expense (benefit)	10.7	(0.9)	90.0	52.4	73.2

Net income	$1.2	$1.3	$200.4	$143.0	$161.7

		As of December 31,
	As of March 31, 2010
		2009	2008
	(unaudited)	(audited)
	(in millions)
Balance Sheet Data (at period end)
Property, plant and equipment, net	$4,508.3	$4,467.6	$3,955.5
Total assets	5,421.6	5,478.1	4,851.2
Long-term debt	1,541.8	1,541.8	1,541.4
Total stockholder's equity	2,024.3	2,024.3	1,824.3

	Twelve Months Ended March 31,	Three Months Ended March 31,	Year Ended December 31,
	2010	2010	2009	2008	2007	2006	2005
	(unaudited)
Ratios of Earnings to Fixed Charges
Ratio of earnings to fixed charges(1)(2)	3.82	1.41	3.71	3.25	4.78	4.43	4.44
Pro forma ratio of earnings to fixed charges(1)(3)	3.35	1.23	3.25

(1)
For purposes of computing our ratio of earnings to fixed charges, (1) earnings consist of pre-tax income plus fixed charges, less allowance for borrowed funds used during construction and (2) fixed charges consist of interest on long-term debt, related amortization, interest on short-term borrowings and a calculated portion of rents considered to be interest.

(2)
Due to normal seasonal fluctuations within our business and other factors, our operating results for the three months ended March 31, 2010 are not necessarily indicative of the results that may be expected for the year ending December 31, 2010 or for any other future period.

(3)
The pro forma ratio of earnings to fixed charges reflects the issuance of the Senior Notes, assuming an interest rate of 6.0%.

RISK FACTORS

        An investment in our Senior Notes involves risk. Prior to making a decision about investing in our Senior Notes, you should carefully consider the risks and uncertainties described below as well as any cautionary language or other information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus, including the risk factors set forth in our most recently filed Annual Report on Form 10-K under the heading "Risk Factors" and other filings we may make from time to time with the SEC. Such factors could affect actual results and cause results to differ materially from those expressed in any forward-looking statements made by or on our behalf. Additional risks and uncertainties not currently known to us or that we currently view as immaterial may also affect our business operations.

The Senior Notes would have a claim that is junior with respect to the assets securing any secured debt that we may issue.

        The Senior Notes will be senior unsecured obligations and rank equally with all of our other senior unsecured indebtedness. At March 31, 2010, we had nine other series of senior notes outstanding in the aggregate principal amount of $1.4 billion. An aggregate of $350.0 million of these senior notes have provisions that limit (subject to certain exceptions) our ability to issue secured debt unless, at the time the secured debt is issued, we also equally secure such outstanding senior notes. The Senior Notes offered hereby will not contain this provision. As a result, if in the future we were to issue secured debt, an additional $350.0 million of our outstanding senior notes would also become secured. In such case, the Senior Notes offered hereby would be effectively subordinated to such secured debt. There is no limit on the amount of debt that we may issue and, in the future, we may issue debt that includes provisions similar to those applicable to our other outstanding senior notes. See "Description of Debt Securities—No Limitations on Liens or Sale and Leaseback Transactions" in the accompanying prospectus.

Any reductions in our credit ratings could increase our financing costs and the cost of maintaining certain contractual relationships or limit our ability to obtain financing on favorable terms and could cause the value of the Senior Notes to decline.

        We cannot assure you that any of our current credit ratings will remain in effect for any given period of time or that a rating will not be lowered or withdrawn entirely by a rating agency if, in its judgment, circumstances so warrant. Our ability to access the commercial paper market could be adversely impacted by a credit ratings downgrade or major market disruptions. Pricing grids associated with our credit facility could cause annual fees and borrowing rates to increase if an adverse rating impact occurs. The impact of any future downgrade would include an increase in the costs of our short-term borrowings, but a reduction in our credit ratings would not result in any defaults or accelerations. Any lowering of the ratings of the Senior Notes would likely reduce the value of the Senior Notes.

We may be able to incur substantially more indebtedness, which may increase the risks created by our indebtedness.

        The terms of the indenture governing our senior notes, including the Senior Notes offered hereby, and the agreements governing our other indebtedness, do not fully prohibit us from incurring additional indebtedness and, therefore, we may be able to incur substantial additional indebtedness. If we incur additional indebtedness, the related risks that we now face may intensify.

There is no existing market for the Senior Notes, and we cannot assure you that an active trading market will develop.

        There is no existing market for the Senior Notes, and we cannot assure you that an active trading market will develop. If a market for the Senior Notes were to develop, future trading prices would depend on many factors, including prevailing interest rates, our operating results and the market for similar securities. We do not intend to apply for the listing or quotation of the Senior Notes on any securities exchange or trading market. As a result, it may be difficult for you to find a buyer for your Senior Notes at the time you want to sell them, and even if you find a buyer, you might not get the price you want.

USE OF PROCEEDS

        We expect to receive net proceeds from the offer and sale of the Senior Notes, after deducting the underwriting discount and our estimated offering expenses, of approximately $             million. We currently intend to add the net proceeds from the sale of the Senior Notes to our general funds and apply them to fund our ongoing capital expenditure program or to use for working capital. Pending such use, the funds will be temporarily invested.

        As discussed above, our capital expenditure program is designed to expand capacity, enhance reliability and improve environmental performance. This program includes strengthening and expanding the electric transmission, distribution and substation systems and replacing aging infrastructure. Our capital expenditures for 2010 are expected to be approximately $500 million.

CAPITALIZATION

        The following table sets forth our capitalization as of March 31, 2010 on an actual basis and as adjusted to give effect to the offer and sale of the Senior Notes. You should read this table in conjunction with the historical financial statements and related notes and "Management's Discussion and Analysis of Financial Condition and Results of Operations" contained in the annual, quarterly and other reports filed by us with the SEC, which we have incorporated by reference into this prospectus supplement.

	As of March 31, 2010
	Actual		As Adjusted
	Millions of Dollars	Percent of Capitalization	Millions of Dollars	Percent of Capitalization
	(unaudited)
Long-term debt	$1,541.8	43.2%	$1,791.8	47.0%
Common stockholder's equity and retained earnings	2,024.3	56.8%	2,024.3	53.0%

Total capitalization	$3,566.1	100.0%	$3,816.1	100.0%

 SUPPLEMENTAL DESCRIPTION OF SENIOR NOTES

        Please read the following information concerning the Senior Notes in conjunction with the statements under "Description of Debt Securities" in the accompanying prospectus, which the following information supplements and, if there are any inconsistencies, supersedes. The following description is not complete. The Senior Notes will be issued under the Indenture dated as of October 1, 1995, as supplemented (the "Indenture"), that we have entered into with UMB Bank, N.A., as trustee (the "Trustee"). The Indenture is described in the accompanying prospectus and is filed as an exhibit to the registration statement under which the Senior Notes are being offered and sold.

General

        We will offer $250,000,000 of        % Senior Notes, Series due June 1, 2040 as a series of notes under the Indenture. The entire principal amount of such series of Senior Notes will mature and become due and payable, together with any accrued and unpaid interest, on June 1, 2040.

Ranking; No Limitations on Liens or Sale and Lease-Back Transactions

        The Senior Notes will be our senior unsecured obligations and will rank equally with all of our other senior unsecured indebtedness. However, the Senior Notes will be subordinated to any secured indebtedness that we may issue, as to the assets securing such indebtedness. We currently have no secured indebtedness and no subordinated indebtedness. The Senior Notes offered hereby will not contain any provisions limiting our ability to issue secured debt or enter into sale and leaseback transactions. See "Description of Debt Securities—No Limitations on Liens or Sale and Leaseback Transactions" in the accompanying prospectus for more information. As a result, if in the future we were to issue secured debt, the Senior Notes offered hereby would be effectively subordinated to the secured debt. There is no limit on the amount of debt that we may issue and, in the future, we may issue debt which includes provisions different than those applicable to the Senior Notes offered hereby.

Interest Payments

        The Senior Notes will bear interest at the annual rate set forth on the cover page of this prospectus supplement beginning on the day the Senior Notes are issued. The interest will be payable semi-annually on June 1 and December 1 of each year, commencing December 1, 2010. If such date is not a business day, the payment of interest will be made on the next succeeding business day without adjustment. Interest will be paid to the person in whose name the Senior Note is registered at the close of business on the May 15 or November 15 immediately preceding such June 1 or December 1. We will compute the amount of interest payable on the basis of a 360-day year of 12 30-day months.

Reopening of Series

        We may, from time to time, without the consent of the holders of the Senior Notes offered by this prospectus supplement, reopen the Senior Notes and issue additional Senior Notes with the same terms (including maturity and interest payment terms), except for the public offering price and issue date, as the Senior Notes offered by this prospectus supplement. Any such additional Senior Notes, together with the Senior Notes offered by this prospectus supplement, will constitute a single series under the Indenture.

Optional Redemption

        We may redeem the Senior Notes in whole at any time or in part from time to time, at our option, at a redemption price for the Senior Notes equal to the greater of:

  •
  100% of the principal amount of such Senior Notes to be redeemed; or

  •
  the sum of the present values of the remaining scheduled payments of principal and interest on such Senior Notes to be redeemed (not including any portion of such payments of interest accrued to the date of redemption) discounted to the date of redemption on a semi-annual basis (assuming a 360-day year consisting of 12 30-day months) at the treasury rate plus                        basis points;

plus accrued and unpaid interest on the principal amount being redeemed to the redemption date.

        "treasury rate" means, with respect to any redemption date:

  •
  the yield, under the heading which represents the average for the immediately preceding week, appearing in the most recently published statistical release designated "H.15(519)" or any successor publication which is published weekly by the Board of Governors of the Federal Reserve System and which establishes yields on actively traded U.S. Treasury securities adjusted to constant maturity under the caption "Treasury Constant Maturities," for the maturity corresponding to the comparable treasury issue (if no maturity is within three months before or after the remaining life (as defined below), yields for the two published maturities most closely corresponding to the comparable treasury issue will be determined and the treasury rate will be interpolated or extrapolated from such yields on a straight line basis, rounding to the nearest month) or

  •
  if such release (or any successor release) is not published during the week preceding the calculation date or does not contain such yields, the rate per annum equal to the semi-annual equivalent yield to maturity of the comparable treasury issue, calculated using a price for the comparable treasury issue (expressed as a percentage of its principal amount) equal to the comparable treasury price for such redemption date.

        The treasury rate will be calculated on the third business day preceding the date fixed for redemption.

        "comparable treasury issue" means the U.S. Treasury security selected by an independent investment banker as having a maturity comparable to the remaining term ("remaining life") of the Senior Notes that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining life of the Senior Notes.

        "comparable treasury price" means (1) the average of five reference treasury dealer quotations for such redemption date, after excluding the highest and lowest reference treasury dealer quotations, or (2) if the independent investment banker obtains fewer than four such reference treasury dealer quotations, the average of all such quotations.

        "independent investment banker" means Mizuho Securities USA Inc., RBS Securities Inc., UBS Securities LLC or another independent investment banking institution of national standing appointed by us.

        "reference treasury dealer" means (1) each of Mizuho Securities USA Inc., RBS Securities Inc. and UBS Securities LLC or their respective successors, and any other primary U.S. government securities dealer in the United States (a "primary treasury dealer") selected by Mizuho Securities USA Inc., RBS Securities Inc. or UBS Securities LLC or their respective successors, provided, however, that if any of the foregoing ceases to be a primary treasury dealer, we will substitute therefor another primary treasury dealer and (2) any other primary treasury dealer selected by us after consultation with the independent investment banker.

        "reference treasury dealer quotations" means, with respect to each reference treasury dealer and any redemption date, the average, as determined by the independent investment banker, of the bid and asked prices for the comparable treasury issue (expressed in each case as a percentage of its principal amount) quoted in writing to the independent investment banker at 5:00 p.m., New York City time, on the third business day preceding such redemption date.

        We will mail a notice of redemption to each holder of the Senior Notes by first-class mail at least 30 and not more than 60 days prior to the date fixed for redemption. Unless we default on payment of the redemption price, interest will cease to accrue on the Senior Notes or portions thereof called for redemption. If fewer than all of the Senior Notes are to be redeemed, the Trustee will select, not more than 60 days prior to the redemption date, the particular Senior Notes or portions thereof for redemption from the outstanding Senior Notes not previously called by such method as the Trustee deems fair and appropriate.

        If at the time of mailing the notice of redemption, we have not irrevocably directed the Trustee to redeem the Senior Notes called for redemption, the notice may state that the redemption is subject to the receipt of the redemption moneys by the Trustee on or prior to the date fixed for redemption and that the notice will be of no effect unless such moneys are received on or prior to such redemption date.

        The Senior Notes do not provide for any sinking fund.

Forms and Denomination

        The Senior Notes will be issued as one or more global securities in the name of a nominee of DTC and will be available only in book-entry form. See "Book-Entry Issuance" below. The Senior Notes will be available for purchase in a minimum denomination of $2,000 and multiples of $1,000 in excess thereof.

Same-Day Settlement and Payment

        We will make all payments of principal and interest on the Senior Notes to DTC in immediately available funds. The Senior Notes will trade in the same-day funds settlement system in the United States until maturity. Purchases of Senior Notes in secondary market trading must be in immediately available funds. Secondary market trading in the Senior Notes between participants in Euroclear and Clearstream will occur in accordance with the applicable rules and operating procedures of Euroclear and Clearstream and will be settled using the procedures applicable to eurobonds in immediately available funds. See "Book-Entry Issuance" below.

CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES

        The following is a summary of certain U.S. Federal income tax considerations relating to the purchase, ownership and disposition of the Senior Notes. This summary is based upon the provisions of the Internal Revenue Code of 1986, as amended (the "Code"), Treasury regulations promulgated thereunder, administrative pronouncements and judicial decisions, all as in effect on the date of this prospectus supplement and all subject to change or differing interpretations, possibly with retroactive effect. This summary discusses only the tax consequences to holders that purchase the Senior Notes upon their initial issuance at the initial offering price and that will hold the Senior Notes as capital assets within the meaning of Section 1221 of the Code.

        This summary does not address the tax considerations arising under the laws of any foreign, state or local jurisdiction. In addition, it does not address all of the tax considerations that may be applicable to holders in light of their particular circumstances or to holders that may be subject to special tax rules, such as, for example:

  •
  holders subject to the alternative minimum tax;

  •
  banks, insurance companies or other financial institutions;

  •
  real estate investment trusts and regulated investment companies;

  •
  tax-exempt organizations;

  •
  brokers and dealers in securities, currencies or commodities;

  •
  traders in securities that elect to use a mark-to-market method of accounting for their securities holdings;

  •
  U.S. Holders (as defined below) whose "functional currency" is not the U.S. dollar or who hold Senior Notes through a foreign entity or foreign account;

  •
  persons that will hold the Senior Notes as a position in a hedging transaction, straddle, conversion transaction or other risk reduction transaction;

  •
  persons who are subject to Code provisions applicable to certain U.S. expatriates;

  •
  persons deemed to sell the Senior Notes under the constructive sale provisions of the Code; or

  •
  partnerships (or other entities or arrangements classified as partnerships for U.S. Federal income tax purposes) or other pass-through entities, or investors in such entities.

        This summary of certain U.S. Federal income tax considerations is for general information only. This summary is not binding on the Internal Revenue Service ("IRS"). We have not sought, and will not seek, any ruling from the IRS with respect to the statements made in this summary, and there can be no assurance that the IRS will not take a position contrary to these statements or that a contrary position taken by the IRS would not be sustained by a court. Holders are urged to consult with their own tax advisors about the application of the U.S. Federal tax laws to their particular situations as well as any tax considerations under the laws of any state, local or foreign jurisdiction or under any applicable tax treaty.

        As used herein, a "U.S. Holder" means a beneficial owner of a Senior Note that is:

  •
  a citizen or resident of the United States, as determined for U.S. Federal income tax purposes;

  •
  a corporation (or any other entity treated as a corporation for U.S. Federal income tax purposes) created or organized in or under the laws of the United States or of any State thereof (including the District of Columbia);

  •
  an estate the income of which is subject to U.S. Federal income taxation regardless of its source; or

  •
  a trust that (1) is subject to the supervision of a court within the United States and the control of one or more U.S. persons or (2) has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. person.

        As used herein, the term "Non-U.S. Holder" means a beneficial owner of a Senior Note that is, for U.S. Federal income tax purposes, a nonresident alien or a corporation, estate or trust that is not a U.S. Holder.

        If a partnership (or other entity or arrangement classified as a partnership for U.S. Federal income tax purposes) holds Senior Notes, the tax treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership. If you are a partnership holding our Senior Notes (or a partner in such a partnership), you are urged to consult your tax advisor regarding the tax consequences of the purchase, ownership and disposition of the Senior Notes.

Tax Consequences to U.S. Holders

        This subsection describes certain U.S. Federal income tax consequences to a U.S. Holder. If you are not a U.S. Holder, this subsection does not apply to you and you should refer to "—Tax Consequences to Non-U.S. Holders," below.

        Interest.    Stated interest on the Senior Notes will generally be taxable to a U.S. Holder as ordinary income at the time it is paid or accrued in accordance with the holder's method of accounting for U.S. Federal income tax purposes.

        Sale or Other Disposition of Senior Notes.    Upon the sale, exchange, redemption or other taxable disposition of a Senior Note, a U.S. Holder generally will recognize taxable gain or loss equal to the difference between the amount realized on such disposition and the holder's adjusted tax basis in the Senior Note. The amount realized excludes any amount attributable to accrued but unpaid interest not previously included in income, which is includible in income as ordinary income in accordance with the U.S. Holder's method of tax accounting. A U.S. Holder's adjusted tax basis in a Senior Note generally will equal the cost of the Senior Note to the holder. Any gain or loss recognized on the disposition of a Senior Note generally will be capital gain or loss, and will be long-term capital gain or loss if, at the time of such disposition, the U.S. Holder's holding period for the Senior Note is more than one year. Long-term capital gains of individuals and other noncorporate taxpayers are eligible for reduced rates of taxation. The deductibility of capital losses is subject to limitations.

        Medicare Tax.    For taxable years beginning after December 31, 2012, a U.S. Holder that is an individual or estate, or a trust that does not fall into a special class of trusts that is exempt from such tax, is subject to a 3.8% tax on the lesser of (1) the U.S. Holder's "net investment income" for the relevant taxable year and (2) the excess of the U.S. Holder's modified gross income for the taxable year over a certain threshold (which in the case of individuals will be between $125,000 and $250,000, depending on the individual's circumstances). A U.S. Holder's net investment income will generally include its gross interest income and its net gains from the disposition of the Senior Notes, unless such interest payments or net gains are derived in the ordinary course of the conduct of a trade or business (other than a trade or business that consists of certain passive or trading activities). If you are a U.S. Holder that is an individual, estate or trust, you are urged to consult your tax advisors regarding the applicability of the Medicare tax to your income and gains in respect of your investment in the Senior Notes.

        Backup Withholding and Information Reporting.    You may be subject to a backup withholding tax (at a current rate of 28%, which is scheduled to increase to 31% in 2011) and to information reporting when you receive interest payments on the Senior Notes or proceeds upon the sale or other taxable disposition of a Senior Note. Certain holders (including, among others, corporations and certain tax-exempt organizations) are generally not subject to backup withholding. In addition, the backup withholding tax will generally not apply to you if you provide your taxpayer identification number ("TIN") in the prescribed manner unless (1) the IRS notifies us or our agent that the TIN you provided is incorrect, (2) you fail to report interest and dividend payments that you receive on your tax return and the IRS notifies us or our agent that withholding is required; or (3) you fail to certify under penalties of perjury that you are not subject to backup withholding. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against your U.S. Federal income tax liability provided the required information is furnished timely to the IRS.

Tax Consequences to Non-U.S. Holders

        This subsection describes certain U.S. Federal income tax consequences to a Non-U.S. Holder. Special rules may apply to certain Non-U.S. Holders such as "controlled foreign corporations," "passive foreign investment companies," persons eligible for benefits under income tax conventions to which the United States is a party and certain U.S. expatriates. You should consult your own tax advisor to determine the U.S. Federal, state and local tax consequences that may be relevant to you and any tax consequences arising under the laws of any other taxing jurisdiction. If you are not a Non-U.S. Holder, this subsection does not apply to you and you should refer to "—Tax Consequences to U.S. Holders," above.

        Payments of Interest.    Subject to the discussion below concerning backup withholding, payments of interest on the Senior Notes by us or any paying agent to you generally will not be subject to U.S. Federal income tax or a 30% (or a lower treaty rate) withholding tax provided that:

  •
  the interest is not effectively connected with your conduct of a trade or business in the United States;

  •
  you do not own, actually or constructively, 10% or more of the combined voting power of all classes of our stock entitled to vote;

  •
  you are not a controlled foreign corporation (within the meaning of the Code) that is related, directly or indirectly, to us through stock ownership;

  •
  you are not a bank receiving interest described in Section 881(c)(3)(A) of the Code; and

  •
  you have satisfied the certification requirements required to claim the portfolio interest exemption set forth in Section 871(h) or Section 881(c) of the Code.

        Currently, the certification requirements referred to above will be met if (1) the beneficial owner provides its name and address and certifies on IRS Form W-8BEN, under penalties of perjury, that it is not a U.S. person, or (2) a financial institution holding the Senior Note on behalf of the beneficial owner certifies, under penalties of perjury, that such statement has been received by it and furnishes the paying agent with a copy. If Senior Notes are held by a foreign partnership or a foreign intermediary, special certification requirements apply.

        If you cannot satisfy the requirements described above, payments of interest will be subject to the 30% U.S. Federal withholding tax, unless you provide the applicable withholding agent with a properly executed (1) IRS Form W-8BEN (or successor form) claiming an exemption from or reduction in withholding under the benefit of an applicable tax treaty or (2) IRS Form W-8ECI (or applicable substitute or successor form) stating that interest paid on the notes is not subject to withholding tax because it is effectively connected with your conduct of a trade or business in the United States.

        Sale or Other Disposition of the Senior Notes.    Subject to the discussion below, you will not be subject to U.S. Federal income tax on any gain realized on the sale, exchange, retirement or other disposition of a Senior Note unless (1) the gain is effectively connected with your conduct of a trade or business in the United States, or (2) you are an individual who is present in the United States for 183 days or more in the taxable year of disposition and certain other conditions are met. The disposition of a Senior Note after December 31, 2012 by a Non-U.S. Holder that is an entity may be subject to U.S. Federal withholding tax unless the Non-U.S. Holder agrees to certain U.S. reporting and disclosure rules.

        Effectively Connected Income.    If you are engaged in a trade or business in the United States and your investment in a Senior Note is effectively connected with that trade or business, you, although exempt from the 30% withholding tax (provided a required certification, generally on IRS Form W-8ECI, is made), will generally be subject to regular U.S. Federal income tax on any interest and gain with respect to the Senior Notes in the same manner as if you were a U.S. Holder. In addition, if you are a foreign corporation, you may also be subject to a branch profits tax equal to 30% (or a lower treaty rate) of your effectively connected earnings and profits for the taxable year (subject to adjustments). For this purpose, interest and gain on a Senior Note will be included in earnings and profits.

        Backup Withholding and Information Reporting.    If you are a non-U.S. holder, in general, you may be subject to backup withholding (at a current rate of 28%, which is scheduled to increase to 31% in 2011) and information reporting with respect to interest payments that we make to you or proceeds from sales (including redemptions) of the Senior Notes unless you have provided the certification described above under "—Tax Consequences to Non-U.S. Holders—Payments of Interest." However, we may be required to report annually to the IRS and to you the amount of, and the tax withheld with respect to, any interest paid to you, regardless of whether any tax was actually withheld, and proceeds from sales (including redemptions) of the Senior Notes. Copies of these information returns may also be made available to the tax authorities of the country in which you reside under the provisions of a specific treaty or agreement.

        Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against your U.S. Federal income tax liability provided the required information is furnished timely to the IRS. You are urged to consult your tax advisors regarding the application of information reporting and backup withholding to your particular situation and the availability of, and procedure for obtaining, an exemption, if available.

Recent Legislation

        Recently enacted legislation regarding foreign account tax compliance, effective for payments made after December 31, 2012, imposes a withholding tax of 30% on interest and gross proceeds from the disposition of certain debt instruments paid to certain foreign entities unless various information reporting and certain other requirements are satisfied. However, the withholding tax will not be imposed on payments pursuant to obligations outstanding as of March 18, 2012. In addition, the legislation also imposes new U.S. return disclosure obligations (and related penalties for failure to disclose) on persons required to file U.S. Federal income tax returns that hold certain specified foreign financial assets (which include financial accounts in foreign financial institutions). Investors should consult their own tax advisors regarding the possible implications of this recently enacted legislation on their investment in the Senior Notes.

BOOK-ENTRY ISSUANCE

        DTC, New York, New York, will act as securities depository for the Senior Notes. The Senior Notes will be issued as fully-registered securities registered in the name of Cede & Co., DTC's partnership nominee, or such other name as may be requested by an authorized representative of DTC. One fully-registered global security certificate will be issued in the aggregate principal amount of the Senior Notes, and will be deposited with DTC.

        Investors may elect to hold interests in the global certificates either in the United States through DTC or outside the United States through Euroclear, or its successor, as operator of the Euroclear System, or Clearstream, if they are a participant in such system, or indirectly through organizations that are participants in such systems. Euroclear and Clearstream will hold interests on behalf of their participants through customers' securities accounts in Euroclear's and Clearstream's names on the books of their respective depositaries, which in turn will hold such interests in customers' securities accounts in the depositaries' names on the books of DTC.

        DTC, the world's largest securities depository, is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code and a "clearing agency" registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934. DTC holds and provides asset servicing for over 3.5 million issues of U.S. and non-U.S. equity issues, corporate and municipal debt issues and money market instruments (from over 100 countries) that DTC's participants ("Direct Participants") deposit with DTC. DTC also facilitates the post-trade settlement among Direct Participants of sales and other securities transactions in deposited securities, through electronic computerized book-entry transfers and pledges between Direct Participants' accounts. This eliminates the need for physical movement of securities certificates. Direct Participants include both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. DTC is a wholly-owned subsidiary of The Depository Trust & Clearing Corporation ("DTCC"). DTCC is the holding company for DTC, National Securities Clearing Corporation and Fixed Income Clearing Corporation, all of which are registered clearing agencies. DTCC is owned by the users of its regulated subsidiaries. Access to the DTC system is also available to others such as both U.S. and non-U.S. securities brokers and dealers, banks, trust companies and clearing corporations that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly ("Indirect Participants"). The DTC Rules applicable to its Participants are on file with the SEC. More information about DTC can be found at www.dtcc.com and www.dtc.org.

        Euroclear was created in 1968 to hold securities for participants of Euroclear ("Euroclear Participants") and to clear and settle transactions between Euroclear Participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash. Euroclear includes various other services, including securities lending and borrowing and interfaces with domestic markets in several countries. Euroclear is operated by Euroclear Bank S.A./N.V. (the "Euroclear Operator"). All operations are conducted by the Euroclear Operator, and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with the Euroclear Operator. Euroclear Participants include banks (including central banks), securities brokers and dealers and other professional financial intermediaries and may include the underwriters. Indirect access to Euroclear is also available to other firms that clear through or maintain a custodial relationship with a Euroclear Participant, either directly or indirectly.

        Securities clearance accounts and cash accounts with the Euroclear Operator are governed by the Terms and Conditions Governing Use of Euroclear and the related Operating Procedures of Euroclear, and applicable Belgian law (collectively, the "Terms and Conditions"). The Terms and Conditions

govern transfers of securities and cash within Euroclear, withdrawals of securities and cash from Euroclear, and receipts of payments with respect to securities in Euroclear. All securities in Euroclear are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts. The Euroclear Operator acts under the Terms and Conditions only on behalf of Euroclear Participants, and has no records of or relationship with persons holding through Euroclear Participants.

        Distributions with respect to the notes held beneficially through Euroclear will be credited to the cash accounts of Euroclear Participants in accordance with the Terms and Conditions.

        Clearstream is incorporated under the laws of Luxembourg as a professional depositary. Clearstream holds securities for its participating organizations ("Clearstream Participants") and facilitates the clearance and settlement of securities transactions between Clearstream Participants through electronic book-entry changes in accounts of Clearstream Participants, thereby eliminating the need for physical movement of certificates. Clearstream provides to Clearstream Participants, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Clearstream interfaces with domestic markets in several countries. As a registered bank in Luxembourg, Clearstream is subject to regulation by the Luxembourg Commission for the Supervision of the Financial Sector (Commission de Surveillance du Secteur Financier). Clearstream Participants are recognized financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations and may include the underwriters. Indirect access to Clearstream is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Clearstream Participant, either directly or indirectly.

        Distributions with respect to interests in the Senior Notes held beneficially through Clearstream will be credited to cash accounts of Clearstream Participants in accordance with its rules and procedures.

        Purchases of Senior Notes under the DTC system must be made by or through Direct Participants, which will receive a credit for the Senior Notes on DTC's records. The ownership interest of each actual purchaser of each Senior Note ("Beneficial Owner") is in turn to be recorded on the Direct and Indirect Participants' records. Beneficial Owners will not receive written confirmation from DTC of their purchase. Beneficial Owners are, however, expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the Direct or Indirect Participant through which the Beneficial Owner entered into the transaction.

        Transfers of ownership interests in the Securities are to be accomplished by entries made on the books of Direct and Indirect Participants acting on behalf of Beneficial Owners. Beneficial Owners will not receive certificates representing their ownership interests in Senior Notes, except in the event that use of the book-entry system for the Senior Notes is discontinued.

        To facilitate subsequent transfers, all Senior Notes deposited by Direct Participants with DTC are registered in the name of DTC's partnership nominee, Cede & Co., or such other name as may be requested by an authorized representative of DTC. The deposit of Senior Notes with DTC and their registration in the name of Cede & Co. or such other DTC nominee do not effect any change in beneficial ownership. DTC has no knowledge of the actual Beneficial Owners of the Senior Notes; DTC's records reflect only the identity of the Direct Participants to whose accounts such Senior Notes are credited, which may or may not be the Beneficial Owners. The Direct and Indirect Participants will remain responsible for keeping account of their holdings on behalf of their customers.

        Conveyance of notices and other communications by DTC to Direct Participants, by Direct Participants to Indirect Participants, and by Direct Participants and Indirect Participants to Beneficial Owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time. Beneficial Owners of Senior Notes may wish to take certain steps to augment the transmission to them of notices of significant events with respect to the Securities, such as redemptions, tenders, defaults, and proposed amendments to the Senior Note documents. For example, Beneficial Owners of Senior Notes may wish to ascertain that the nominee holding the Senior Notes for their benefit has agreed to obtain and transmit notices to Beneficial Owners. In the alternative, Beneficial Owners may wish to provide their names and addresses to the registrar and request that copies of notices be provided directly to them.

        Redemption notices shall be sent to DTC. If less than all of the Senior Notes within an issue are being redeemed, DTC's practice is to determine by lot the amount of the interest of each Direct Participant in such issue to be redeemed.

        Neither DTC nor Cede & Co. (nor any other DTC nominee) will consent or vote with respect to Senior Notes unless authorized by a Direct Participant in accordance with DTC's MMI Procedures. Under its usual procedures, DTC mails an Omnibus Proxy to us as soon as possible after the record date. The Omnibus Proxy assigns Cede & Co.'s consenting or voting rights to those Direct Participants to whose accounts Senior Notes are credited on the record date (identified in a listing attached to the Omnibus Proxy).

        Redemption proceeds, distributions and interest payments on the Senior Notes will be made to Cede & Co., or such other nominee as may be requested by an authorized representative of DTC. DTC's practice is to credit Direct Participants' accounts upon DTC's receipt of funds and corresponding detail information from us, on payable date in accordance with their respective holdings shown on DTC's records. Payments by Participants to Beneficial Owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in "street name," and will be the responsibility of such Participant and not of DTC or us, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of redemption proceeds, distributions and interest payments to Cede & Co. (or such other nominee as may be requested by an authorized representative of DTC) is our responsibility, disbursement of such payments to Direct Participants will be the responsibility of DTC, and disbursement of such payments to the Beneficial Owners will be the responsibility of Direct and Indirect Participants.

        We may decide to discontinue use of the system of book-entry-only transfers through DTC (or a successor securities depository). In that event, certificates representing Senior Notes will be printed and delivered to DTC.

        The information in this section concerning DTC and DTC's book-entry system has been obtained from sources that we believe to be reliable, but we take no responsibility for the accuracy thereof.

Global Clearance and Settlement Procedures

        Initial settlement for the Senior Notes will be made in immediately available funds. Secondary market trading between DTC Participants will occur in the ordinary way in accordance with DTC rules and will be settled in immediately available funds using DTC's Same-Day Funds Settlement System. Secondary market trading between Euroclear Participants and/or Clearstream Participants will occur in the ordinary way in accordance with the applicable rules and operating procedures of Euroclear and Clearstream, as applicable.

        Cross-market transfers between persons holding directly or indirectly through DTC on the one hand, and directly or indirectly through Euroclear Participants or Clearstream Participants, on the other, will be effected through DTC in accordance with DTC rules; however, such cross-market transactions will require delivery of instructions to the relevant European international clearing system by the counterparty in such system in accordance with its rules and procedures and within its established deadlines (European time).

        Because of time-zone differences, credits of the notes received in Euroclear or Clearstream as a result of a transaction with a DTC Participant will be made during subsequent securities settlement processing and dated the business day following the DTC settlement date. Such credits or any transactions in such notes settled during such processing will be reported to the relevant Euroclear Participant or Clearstream Participant on such business day. Cash received in Euroclear or Clearstream as a result of sales of the notes by or through a Euroclear Participant or a Clearstream Participant to a DTC Participant will be received with value on the DTC settlement date but will be available in the relevant Euroclear or Clearstream cash account only as of the business day following settlement in DTC.

        Although DTC, Euroclear and Clearstream have agreed to the foregoing procedures in order to facilitate transfers of notes among participants of DTC, Euroclear and Clearstream, they are under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued or changed at any time.

        The information in this section concerning DTC, Euroclear, Clearstream and their respective book-entry systems has been obtained from sources that we believe to be reliable, but we take no responsibility for the accuracy thereof.

 UNDERWRITING

        Subject to the terms and conditions set forth in the underwriting agreement dated the date of this prospectus supplement, we have agreed to sell to each of the underwriters named below, and each of the underwriters has severally agreed to purchase from us, the respective amount of Senior Notes set forth opposite its name below:

Underwriter	Principal Amount of Senior Notes
Mizuho Securities USA Inc.	$
RBS Securities Inc.
UBS Securities LLC
BOSC, Inc.
KeyBanc Capital Markets Inc.
Mitsubishi UFJ Securities (USA), Inc.
Scotia Capital (USA) Inc.
U.S. Bancorp Investments, Inc.

Total		$250,000,000

        If any of the Senior Notes are purchased by the underwriters under the underwriting agreement, then all of the Senior Notes must be purchased.

        The underwriters have advised us that they propose initially to offer the Senior Notes to the public at the public offering price set forth on the cover page of this prospectus supplement. They also may offer the Senior Notes to dealers at the public offering price less a concession not in excess of        % of the principal amount of the Senior Notes. The underwriters may allow, and the dealers may reallow, a concession not in excess of        % of the principal amount of the Senior Notes on sales to other dealers. After the initial offering of the Senior Notes to the public is completed, the underwriters may change the offering price and the concessions.

        The following table shows the underwriting discount that we will pay to the underwriters in connection with this offering of the Senior Notes.

	Per Senior Note	Total
% Senior Notes, Series due June 1, 2040

        We estimate that our total expenses for this offering, not including the underwriting discount, will be approximately $420,000.

        Prior to this offering, there has been no public market for the Senior Notes. The underwriters have informed us that they may make a market in the Senior Notes from time to time. The underwriters are under no obligation to make a market in the Senior Notes and any such market may be discontinued without notice.

        In connection with the offering of the Senior Notes, the rules of the SEC permit the underwriters to engage in transactions that stabilize the price of the Senior Notes. These transactions may consist of bids or purchases for the purpose of pegging, fixing or maintaining the price of the Senior Notes. If the underwriters create a short position in the Senior Notes (that is, if they sell a larger principal amount of the Senior Notes than is set forth on the cover page of this prospectus supplement), the underwriters may reduce that short position by purchasing Senior Notes in the open market.

        In general, purchases of a security for the purpose of stabilization or to reduce a short position could cause the price of the security to be higher than it might otherwise be in the absence of those purchases. Neither we nor any of the underwriters can predict the direction or magnitude of any effect that the transactions described above may have on the price of the Senior Notes. In addition, neither we nor any of the underwriters can assure you that the underwriters will in fact engage in these transactions, or that these transactions, once begun, will not be discontinued without notice by the underwriters.

        We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933. Alternatively, we may be required to contribute to payments that the underwriters may be required to make as a result of these liabilities.

        Each underwriter has represented and agreed that, in relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a "Relevant Member State"), with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the "Relevant Implementation Date"), it has not made and will not make an offer of Senior Notes to the public in that Relevant Member State prior to the publication of a prospectus in relation to the Senior Notes which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive, except that it may, with effect from and including the Relevant Implementation Date, make an offer of Senior Notes to the public in that Relevant Member State at any time: (1) to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities; (2) to any legal entity which has two or more of (a) an average of at least 250 employees during the last financial year, (b) a total balance sheet of more than €43,000,000 and (c) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts; (3) to fewer than 100 natural or legal persons (other than qualified investors as defined below) subject to obtaining the prior consent of the representatives for such offer; or (4) in any other circumstances falling within Article 3(2) of the Prospectus Directive, provided that such offer will not require the publication of a prospectus pursuant to Article 3 of the Prospectus Directive or any measure implementing the Prospectus Directive in that Relevant Member State. Each purchaser of Senior Notes described in this prospectus supplement located within a Relevant Member State will be deemed to have represented, acknowledged and agreed that it is a "qualified investor" within the meaning of Article 2(1)(e) of the Prospectus Directive. For the purposes of this provision, the term "offer of Senior Notes to the public" in relation to any Senior Notes in any Relevant Member State means the communication in any form and by any means of sufficient information of the terms of the offer and the Senior Notes to be offered so as to enable an investor to decide to purchase or subscribe for Senior Notes, as the same may be varied in that Relevant Member State by any measure implementing the Prospectus Directive in that Relevant Member State and the term "Prospectus Directive" means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

        Each underwriter has represented and agreed that: (1) it has not offered or sold and will not offer or sell the Senior Notes to persons in the United Kingdom prior to this offering except to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of their businesses or otherwise in circumstances which have not resulted and will not result in an offer to the public in the United Kingdom within the meaning of the Prospectus Rules produced by the United Kingdom Financial Services Authority or the Financial Services and Markets Act 2000 (the "FSMA"); (2) it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA received by it in connection with the issue or sale of the Senior Notes in circumstances in which Section 21(1) of the FSMA does not apply to us; and (3) it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the Senior Notes in, from or otherwise involving the United Kingdom.

        The Senior Notes may not be offered or sold in Hong Kong by means of any document other than (1) in circumstances which do not constitute an offer to the public within the meaning of the

Companies Ordinance (Cap. 32) of Hong Kong, (2) to "professional investors" within the meaning of the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made thereunder or (3) in other circumstances which do not result in the document being a "prospectus" within the meaning of the Companies Ordinance (Cap. 32) of Hong Kong, and no advertisement, invitation or document relating to the Senior Notes may be issued or may be in the possession of any person for the purpose of issue, whether in Hong Kong or elsewhere, which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to Senior Notes which are or are intended to be disposed of only to persons outside Hong Kong or only to "professional investors" as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made thereunder.

        This prospectus supplement has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus supplement and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the Senior Notes may not be circulated or distributed, nor may the Senior Notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (1) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the "SFA"), (2) to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (3) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

        Where the Senior Notes are subscribed or purchased under Section 275 by a relevant person which is: (1) a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (2) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries' rights and interest in that trust shall not be transferable for six months after that corporation or that trust has acquired the Senior Notes under Section 275 except: (a) to an institutional investor under Section 274 of the SFA or to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA; (b) where no consideration is given for the transfer; or (c) by operation of law.

        This offering has not been and will not be registered under the Financial Instruments and Exchange Law of Japan (Law No. 25 of 1948 of Japan, as amended) (the "FIEL"), and each underwriter has agreed that it has not offered or sold and will not offer or sell any Senior Notes, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means, unless otherwise provided herein, any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Securities and Exchange Law, FIEL and any other applicable laws, regulations and ministerial guidelines of Japan.

        In the ordinary course of their respective businesses, the underwriters and their affiliates have provided, and may in the future provide, investment banking, advisory or commercial banking services to us and our affiliates for which they have received, or may receive, customary fees and expenses.

        Affiliates of certain of the underwriters are participants in our credit facility and some of OGE Energy's credit facilities. In addition, UnionBanc Investment Services LLC, a Financial Industry Regulatory Authority member and subsidiary of Union Bank of California, N.A., is being paid a referral fee by Mitsubishi UFJ Securities (USA), Inc. Union Bank of California, N.A. is a participant in our credit facility.

PROSPECTUS

OKLAHOMA GAS AND ELECTRIC COMPANY

321 N. Harvey, P.O. Box 321
Oklahoma City, Oklahoma 73101-0321
(405) 553-3000

DEBT SECURITIES

        We may offer for sale from time to time in one or more issuances one or more series of unsecured debt securities, which may be notes or debentures or other unsecured evidences of indebtedness. The debt securities are collectively referred to in this prospectus as the "Securities." We will offer the Securities in an amount and on terms to be determined by market conditions at the time of the offering.

        We will provide the specific terms of these Securities in supplements to this prospectus. You should read this prospectus and the applicable prospectus supplement carefully before you invest. This prospectus may not be used to sell Securities unless accompanied by a prospectus supplement.

        Prior to making a decision about investing in our Securities, you should consider carefully any risk factors contained in a prospectus supplement, as well as the risk factors set forth in our most recently filed Annual Report on Form 10-K and other filings we may make from time to time with the Securities and Exchange Commission ("SEC"). See "Risk Factors" on page 3.

        Neither the SEC nor any state securities commission has approved or disapproved of these Securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is May 6, 2010.

        You should rely only on the information contained in or incorporated by reference into this prospectus and in any prospectus supplement or in any free writing prospectus that we may provide to you. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell these Securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information contained in or incorporated by reference into this prospectus and in any prospectus supplement or in any free writing prospectus that we may provide to you is accurate only as of the date on the front cover of those documents.

ABOUT THIS PROSPECTUS	i
FORWARD-LOOKING STATEMENTS	1
OKLAHOMA GAS AND ELECTRIC COMPANY	2
RISK FACTORS	3
USE OF PROCEEDS	3
RATIO OF EARNINGS TO FIXED CHARGES	3
DESCRIPTION OF DEBT SECURITIES	4
BOOK-ENTRY SYSTEM	9
PLAN OF DISTRIBUTION	11
LEGAL OPINIONS	12
EXPERTS	12
WHERE YOU CAN FIND MORE INFORMATION	13

ABOUT THIS PROSPECTUS

        This prospectus is part of a registration statement that we filed with the SEC utilizing a "shelf" registration process. Under this process, we are registering an unspecified amount of our Securities, and may issue any of such Securities in one or more offerings. This prospectus provides you with a general description of the Securities we may offer. Each time we sell any of the Securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and the applicable prospectus supplement together with the additional information described under the heading "Where You Can Find More Information." For more details, you should read the exhibits filed with the registration statement of which this prospectus is a part. In this prospectus, "we," "us," "our" and "our company" refer to Oklahoma Gas and Electric Company.

i

FORWARD-LOOKING STATEMENTS

        Except for the historical statements contained herein and therein, the matters discussed in this prospectus and the documents incorporated by reference are forward-looking statements that are subject to certain risks, uncertainties and assumptions. Such forward-looking statements are intended to be identified by the words "anticipate," "believe," "estimate," "expect," "intend," "objective," "plan," "possible," "potential," "project" and similar expressions. Actual results may vary materially. Factors that could cause actual results to differ materially from the forward-looking statements include, but are not limited to:

  •
  general economic conditions, including the availability of credit, access to existing lines of credit, actions of rating agencies and their impact on capital expenditures;

  •
  our ability and the ability of our parent company, OGE Energy Corp., to access the capital markets and obtain financing on favorable terms;

  •
  prices and availability of electricity, coal and natural gas;

  •
  business conditions in the energy industry;

  •
  competitive factors including the extent and timing of the entry of additional competition in the markets we serve;

  •
  unusual weather;

  •
  availability and prices of raw materials for current and future construction projects;

  •
  Federal or state legislation and regulatory decisions and initiatives that affect cost and investment recovery, have an impact on rate structures or affect the speed and degree to which competition enters our markets;

  •
  environmental laws and regulations that may impact our operations;

  •
  changes in accounting standards, rules or guidelines;

  •
  the discontinuance of accounting principles for certain types of rate-regulated activities;

  •
  creditworthiness of suppliers, customers and other contractual parties; and

  •
  other risk factors listed from time to time in the reports we file with the SEC.

        In light of these risks and uncertainties, there can be no assurance that the results and events contemplated by the forward-looking statements contained in or incorporated by reference in this prospectus will in fact transpire. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of their dates. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. These risks and uncertainties are discussed in more detail under "Business," "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Notes to Financial Statements" in our Annual Report on Form 10-K for the year ended December 31, 2009 and other documents on file with the SEC. You may obtain copies of these documents as described under "Where You Can Find More Information." We may also describe additional risk factors in the applicable prospectus supplement.

 OKLAHOMA GAS AND ELECTRIC COMPANY

        We generate, transmit, distribute and sell electric energy in Oklahoma and western Arkansas. We are subject to rate regulation by the Oklahoma Corporation Commission, the Arkansas Public Service Commission and the Federal Energy Regulatory Commission ("FERC"). We are a wholly-owned subsidiary of OGE Energy Corp. ("OGE Energy"), which is an energy and energy services provider offering physical delivery and related services for both electricity and natural gas primarily in the south central United States. We are the largest electric utility in Oklahoma, and our franchised service territory includes the Fort Smith, Arkansas area. We sold our retail gas business in 1928 and are no longer engaged in the gas distribution business.

        We own and operate an interconnected electric generation, transmission and distribution system, located in Oklahoma and western Arkansas, which included 11 generating stations with an aggregate capability of approximately 6,641 megawatts at December 31, 2009. We furnish retail electric service in 269 communities and their contiguous rural and suburban areas. At December 31, 2009, four other communities and two rural electric cooperatives in Oklahoma and western Arkansas purchased electricity from us for resale. Our service area covers approximately 30,000 square miles in Oklahoma and western Arkansas, including Oklahoma City, the largest city in Oklahoma, and Fort Smith, Arkansas, the second largest city in that state. Of the 269 communities that we serve, 243 are located in Oklahoma and 26 in Arkansas. We derived approximately 89 percent of our total electric operating revenues for the year ended December 31, 2009 from sales in the Oklahoma jurisdiction, eight percent in the Arkansas jurisdiction and three percent in the FERC jurisdiction.

        We were incorporated in 1902 under the laws of the Oklahoma Territory and became a wholly-owned subsidiary of OGE Energy Corp. on December 31, 1996. Our principal executive offices are located at 321 N. Harvey, P.O. Box 321, Oklahoma City, Oklahoma 73101-0321. Our telephone number is (405) 553-3000. OGE Energy's web site address is www.oge.com. OGE Energy's web site address is provided for informational purposes only. No information contained in, or that can be accessed through, the web site is to be considered part of this prospectus.

 RISK FACTORS

        An investment in our Securities involves risk. Prior to making a decision about investing in our Securities, you should carefully consider any risk factors contained in a prospectus supplement, as well as the risk factors set forth in our most recently filed Annual Report on Form 10-K under the heading "Risk Factors" and other filings we may make from time to time with the SEC. Such factors could affect actual results and cause results to differ materially from those expressed in any forward-looking statements made by or on our behalf. Additional risks and uncertainties not currently known to us or that we currently view as immaterial may also affect our business operations.

USE OF PROCEEDS

        Unless we indicate otherwise in any applicable prospectus supplement or other offering materials, we intend to add the net proceeds from the sale of the Securities to our general funds and to use those proceeds for general corporate purposes, including to fund capital expenditures, to repay short-term debt and to refund long-term debt at maturity or otherwise. The specific use of the proceeds of a particular offering of Securities will be described in the applicable prospectus supplement.

RATIO OF EARNINGS TO FIXED CHARGES

(unaudited)

	Twelve Months Ended March 31, 2010	Three Months Ended March 31, 2010	Year Ended December 31,
			2009	2008	2007	2006	2005
Ratio of Earnings to Fixed Charges	3.82	1.41	3.71	3.25	4.78	4.43	4.44

        Due to normal seasonal fluctuations within our business and other factors, our operating results for the three months ended March 31, 2010 are not necessarily indicative of the results that may be expected for the year ending December 31, 2010 or for any future period.

        For purposes of computing our ratio of earnings to fixed charges, (1) earnings consist of pre-tax income plus fixed charges, less allowance for borrowed funds used during construction and (2) fixed charges consist of interest on long-term debt, related amortization, interest on short-term borrowings and a calculated portion of rents considered to be interest.

        Assuming that our variable interest rate debt continues at interest rates in effect on March 31, 2010, the annual interest requirement on our long-term debt outstanding at March 31, 2010, was approximately $94.0 million.

DESCRIPTION OF DEBT SECURITIES

        The description below contains summaries of selected provisions of the indenture, including the supplemental indenture, under which our Securities will be issued. These summaries are not complete. The indenture and the form of supplemental indenture applicable to our Securities have been filed as exhibits to the registration statement of which this prospectus is a part. You should read the indenture and the supplemental indenture for provisions that may be important to you. In the summaries below, we have included references to section numbers of the indenture so that you can easily locate these provisions.

        We are not required to issue future issues of indebtedness under the indenture described in this prospectus. We are free to use other indentures or documentation, containing provisions different from those described in this prospectus, in connection with future issues of other indebtedness not under this registration statement. At March 31, 2010, there were nine series of senior debt securities, aggregating approximately $1.4 billion in principal amount, outstanding under the Indenture (as defined below).

        Our Securities will be represented either by global securities registered in the name of The Depository Trust Company ("DTC"), as depository ("Depository"), or its nominee, or by securities in certificated form issued to the registered owners, as described in the applicable prospectus supplement. See "Book-Entry System" in this prospectus.

General

        We may issue our Securities as notes or debentures or other unsecured evidences of indebtedness in one or more new series under an indenture dated as of October 1, 1995 between us and UMB Bank, N.A., as successor trustee (the "Trustee"). This indenture, as previously supplemented by supplemental indentures and as to be supplemented by a new supplemental indenture for each series of Securities, is referred to in this prospectus as the "Indenture."

        The Securities will be unsecured obligations and will rank on a parity with our other existing and future unsecured and unsubordinated indebtedness, including other senior debt securities previously issued under the Indenture and senior debt securities issued under the Indenture subsequent to the issuance of the Securities. We refer in this prospectus to securities issued under the Indenture, whether previously issued or to be issued in the future, including the Securities, as the "Notes." The amount of Notes that we may issue under the Indenture is not limited.

        The Securities may be issued in one or more series, may be issued at various times, may have differing maturity dates and may bear interest at differing rates. The prospectus supplement applicable to each issue of Securities will specify:

  •
  the title, aggregate principal amount and offering price of that series of Securities;

  •
  the interest rate or rates, or method of calculation of the rate or rates, on that series, and the date from which the interest will accrue;

  •
  the dates on which interest will be payable;

  •
  the record dates for payments of interest;

  •
  the date on which the Securities of that series will mature;

  •
  any redemption terms;

  •
  the period or periods within which, the price or prices at which and the terms and conditions upon which the Securities of that series may be repaid, in whole or in part, at the option of the holder thereof; and

  •
  other specific terms applicable to the Securities of that series.

        Any special U.S. Federal income tax considerations applicable to Securities sold at an original issue discount and any special U.S. Federal income tax or other considerations applicable to any Securities that are denominated in a currency other than U.S. dollars will be described in the prospectus supplement relating to that series of Securities.

        Unless we indicate otherwise in the applicable prospectus supplement, the Securities will be denominated in U.S. dollars in minimum denominations of $1,000 and integral multiples of $1,000 in excess thereof.

        Unless we indicate otherwise in the applicable prospectus supplement, there will be no provisions in the Indenture or the Securities that require us to redeem, or permit the holders to cause a redemption or repurchase of, the Securities or that otherwise protect the holders in the event that we incur substantial additional indebtedness, whether or not in connection with a change in control of our company. However, any change in control transaction that involves the incurrence of substantial additional long-term indebtedness by us could require approval of state utility regulatory authorities and, possibly, of Federal utility regulatory authorities. Management believes that those approvals would be unlikely in any transaction that would result in our company, or a successor to our company, having a highly leveraged capital structure.

Registration, Transfer And Exchange

        Securities of any series may be exchanged for other Securities of the same series of any authorized denominations and of a like aggregate principal amount, stated maturity and original issue date. (Section 2.06 of the Indenture.)

        Unless we indicate otherwise in the applicable prospectus supplement, Securities may be presented for registration of transfer (duly endorsed or accompanied by a duly executed written instrument of transfer), at the office of the Trustee maintained for that purpose and referred to in the applicable prospectus supplement, without service charge and upon payment of any taxes and other governmental charges as described in the Indenture. Any transfer or exchange will be effected upon the Trustee's satisfaction with the documents of title and indemnity of the person making the request. (Sections 2.06 and 2.07 of the Indenture.)

        The Trustee will not be required to exchange or register a transfer of any Securities of a series that is selected, called or being called for redemption except, in the case of any Security to be redeemed in part, the portion thereof not to be so redeemed. (Section 2.06 of the Indenture.) See "Book-Entry System" in this prospectus.

Payment and Paying Agents

        Principal, interest and premium, if any, on Securities issued in the form of global securities will be paid in the manner described below under the heading "Book-Entry System." Unless we indicate otherwise in the applicable prospectus supplement, interest on Securities that are in the form of certificated securities will be paid by check mailed to the holder at that holder's address as it appears in the register for the Securities maintained by the Trustee; however, a holder of $10,000,000 or more of Notes having the same interest payment dates will be entitled to receive payments of interest by wire transfer to a bank within the continental United States, if appropriate wire transfer instructions have been received by the Trustee on or prior to the applicable record date. (Section 2.12 of the Indenture.) Unless we indicate otherwise in the applicable prospectus supplement, the principal, interest at maturity and premium, if any, on Securities in the form of certificated securities will be payable in immediately available funds at the office of the Trustee upon presentation of the Securities. (Section 2.12 of the Indenture.)

        All monies paid by us to a paying agent for the payment of principal, interest or premium on any Securities that remain unclaimed at the end of two years after that principal, interest or premium has become due and payable will be repaid to us, and the holders of those Securities may thereafter look only to us for payment of that principal, interest or premium. (Section 5.04 of the Indenture.)

Events of Default

        The following are events of default under the Indenture:

  •
  default in the payment of principal and premium, if any, on any Note issued under the Indenture when due and payable and continuance of that default for a period of five days;

  •
  default in the payment of interest on any Note issued under the Indenture when due and continuance of that default for 30 days;

  •
  default in the performance or breach of any of our other covenants or warranties in the Indenture and the continuation of that default or breach for 90 days after written notice to us as provided in the Indenture; and

  •
  specified events of bankruptcy, insolvency or reorganization of our company.

(Section 8.01 of the Indenture.)

        Acceleration of Maturity.    If an event of default occurs and is continuing, either the Trustee or the holders of a majority in principal amount of the outstanding Notes may declare the principal amount of all Notes to be due and payable immediately. At any time after an acceleration of the Notes has been declared, but before a judgment or decree of the immediate payment of the principal amount of the Notes has been obtained, if we pay or deposit with the Trustee a sum sufficient to pay all matured installments of interest and the principal and any premium which has become due otherwise than by acceleration and all defaults have been cured or waived, then that payment or deposit will cause an automatic rescission and annulment of the acceleration of the Notes. (Section 8.01 of the Indenture.)

        Indemnification of Trustee.    The Trustee generally will be under no obligation to exercise any of its rights or powers under the Indenture at the request or direction of any of the holders unless the holders have offered reasonable security to the Trustee. (Section 9.02 of the Indenture.)

        Right to Direct Proceedings.    The holders of a majority in principal amount of the outstanding Notes generally will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, or of exercising any trust or power conferred on the Trustee, relating to the Notes. The holders of a majority in principal amount of the outstanding Notes generally will be able to waive any past default or event of default except a default in the payment of principal, premium or interest on the Notes. (Section 8.07 of the Indenture.) Each holder has the right to institute a proceeding relating to the Indenture, but this right is subject to conditions precedent specified in the Indenture. (Section 8.04 of the Indenture.)

        Notice of Default.    The Trustee is required to give the holders notice of the occurrence of a default within 90 days of the default, unless the default is cured or waived. Except in the case of a payment default on the Notes, however, the Trustee may withhold notice if it determines in good faith that it is in the interest of holders to do so. (Section 8.08 of the Indenture.) We are required to deliver to the Trustee each year a certificate as to whether or not we are in compliance with the conditions and covenants under the Indenture. (Section 6.06 of the Indenture.)

Modification

        Unless we indicate otherwise in the applicable prospectus supplement, we and the Trustee may modify and amend the Indenture and the Securities from time to time. Depending upon the type of amendment, we may not need the consent or approval of any of the holders of the Notes, or we may need either the consent or approval of the holders of a majority in principal amount of the outstanding Notes or the consent or approval of each holder affected by the proposed amendment.

        We will not need the consent of the holders for the following types of amendments:

  •
  adding to our covenants for the benefit of the holders or surrendering a right given to us in the Indenture;

  •
  adding security for the Notes; or

  •
  making various other modifications, generally of a ministerial or immaterial nature. (Section 13.01 of the Indenture.)

        We will need the consent of the holders of each outstanding Note affected by a proposed amendment if the amendment would cause any of the following to occur:

  •
  a change in the maturity date or redemption date of any Note;

  •
  a reduction in the interest rate or extension of the time of payment of interest;

  •
  a reduction in the principal amount of any Note, the interest or premium payable on any Note, or the amount of principal that could be declared due and payable prior to the stated maturity;

  •
  a change in the currency of any payment of principal, premium or interest on any Note;

  •
  an impairment of the right of a holder to institute suit for the enforcement of any payment relating to any Note;

  •
  a reduction in the percentage of outstanding Notes necessary to consent to the modification or amendment of the Indenture; or

  •
  a modification of these requirements or a reduction to less than a majority of the percentage of outstanding Notes necessary to waive any past default. (Section 13.02 of the Indenture.)

        Amendments other than those described in the above two paragraphs will require the approval of a majority in principal amount of the outstanding Notes.

Defeasance and Discharge

        We may be discharged from all obligations relating to the Notes and the Indenture (except for specified obligations such as obligations to register the transfer or exchange of Notes, replace stolen, lost or mutilated Notes and maintain paying agencies) if we irrevocably deposit with the Trustee, in trust for the benefit of holders of Notes, money or U.S. government obligations, or any combination thereof, sufficient to make all payments of principal, premium and interest on the Notes on the dates those payments are due. To discharge those obligations, we must deliver to the Trustee an opinion of counsel that the holders of the Notes will not recognize income, gain or loss for U.S. Federal income tax purposes as a result of the defeasance or discharge of the Indenture. If we discharge our obligations as described above, the holders of Notes must look only to the funds deposited with the Trustee, and not us, for payments on the Notes. (Section 5.01 of the Indenture.)

Consolidation, Merger and Sale of Assets; No Financial Covenants

        We will not merge into any other corporation or sell or otherwise transfer all or substantially all our assets unless the successor or transferee corporation assumes by supplemental indenture our obligations to pay the principal, interest and any premium on all the Notes and our obligation to perform every covenant in the Indenture that we are supposed to perform or observe. Upon any merger, sale or transfer of all or substantially all of our assets, the successor or transferee corporation will succeed to, and be substituted for, and may exercise all of our rights and powers under the Indenture with the same effect as if the successor corporation had been named as us in the Indenture, and we will be released from all obligations under the Indenture. The Indenture defines all or substantially all of our assets as being 50% or more of our total assets as shown on our balance sheet at the end of the prior year and specifically permits any sale, transfer or conveyance during a calendar year of less than 50% of our total assets without the consent of the holders of the Notes. (Sections 12.01 and 12.02 of the Indenture.)

        Unless we indicate otherwise in the applicable prospectus supplement, the Indenture will not contain any financial or other similar restrictive covenants.

No Limitations on Liens or Sale and Leaseback Transactions

        At March 31, 2010, we had nine other series of our Notes issued under the Indenture outstanding in the aggregate principal amount of $1.4 billion. Although subject to earlier redemption at our option, the outstanding Notes mature between January 15, 2016 and February 1, 2038. Certain of these series of our Notes have provisions that limit (subject to certain exceptions) our ability to issue secured debt unless, at the time the secured debt is issued, we also equally secure such outstanding Notes. As a result, if in the future we were to issue secured debt, the outstanding series of Notes that contain this provision would also become secured. Unless otherwise specified in the applicable prospectus supplement, the Securities offered hereby will not contain this provision. Therefore, the Securities offered hereby would be effectively subordinated to the secured debt. There is no limit on the amount of debt that we may issue and, in the future, we may issue debt that includes provisions similar to those applicable to our other outstanding Notes.

        In addition, although certain other series of our other Notes also have provisions that limit our ability to enter into sale and lease-back transactions, unless otherwise specified in the applicable prospectus supplement, the Securities offered hereby will not contain this provision.

Resignation or Removal of Trustee

        The Trustee may resign at any time by notifying us in writing and specifying the day that the resignation is to take effect. The resignation will not take effect, however, until a successor trustee has been appointed. (Section 9.10 of the Indenture.)

        The holders of a majority in principal amount of the outstanding Notes may remove the Trustee at any time. In addition, so long as no event of default or event which, with the giving of notice or lapse of time or both, would become an event of default has occurred and is continuing, we may remove the Trustee upon (1) notice to the Trustee and the holder of each Note outstanding under the Indenture and (2) appointment of a successor Trustee. (Section 9.10 of the Indenture.)

Concerning the Trustee

        UMB Bank, N.A. is the Trustee under the Indenture. We and our affiliates maintain banking relationships with the Trustee in the ordinary course of business. The Trustee also acts as trustee for some of our other securities and securities of our affiliates.

BOOK-ENTRY SYSTEM

        Unless we indicate otherwise in the applicable prospectus supplement, The Depository Trust Company ("DTC"), New York, New York, will act as securities depository for the Securities. The Securities will be issued as fully-registered securities registered in the name of Cede & Co., DTC's partnership nominee, or such other name as may be requested by an authorized representative of DTC. One fully-registered Security certificate will be issued for each issue of Securities, each in the aggregate principal amount of such issue, and will be deposited with DTC. If, however, the aggregate principal amount of any issue exceeds $500 million, one certificate will be issued with respect to each $500 million of principal amount, and an additional certificate will be issued with respect to any remaining principal amount of such issue.

        DTC, the world's largest securities depository, is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code and a "clearing agency" registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934. DTC holds and provides asset servicing for over 3.5 million issues of U.S. and non-U.S. equity issues, corporate and municipal debt issues and money market instruments (from over 100 countries) that DTC's participants ("Direct Participants") deposit with DTC. DTC also facilitates the post-trade settlement among Direct Participants of sales and other securities transactions in deposited securities, through electronic computerized book-entry transfers and pledges between Direct Participants' accounts. This eliminates the need for physical movement of securities certificates. Direct Participants include both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. DTC is a wholly-owned subsidiary of The Depository Trust & Clearing Corporation ("DTCC"). DTCC is the holding company for DTC, National Securities Clearing Corporation and Fixed Income Clearing Corporation, all of which are registered clearing agencies. DTCC is owned by the users of its regulated subsidiaries. Access to the DTC system is also available to others such as both U.S. and non-U.S. securities brokers and dealers, banks, trust companies and clearing corporations that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly ("Indirect Participants"). The DTC Rules applicable to its Participants are on file with the SEC. More information about DTC can be found at www.dtcc.com and www.dtc.org.

        Purchases of Securities under the DTC system must be made by or through Direct Participants, which will receive a credit for the Securities on DTC's records. The ownership interest of each actual purchaser of each Security ("Beneficial Owner") is in turn to be recorded on the Direct and Indirect Participants' records. Beneficial Owners will not receive written confirmation from DTC of their purchase. Beneficial Owners are, however, expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the Direct or Indirect Participant through which the Beneficial Owner entered into the transaction. Transfers of ownership interests in the Securities are to be accomplished by entries made on the books of Direct and Indirect Participants acting on behalf of Beneficial Owners. Beneficial Owners will not receive certificates representing their ownership interests in Securities, except in the event that use of the book-entry system for the Securities is discontinued.

        To facilitate subsequent transfers, all Securities deposited by Direct Participants with DTC are registered in the name of DTC's partnership nominee, Cede & Co., or such other name as may be requested by an authorized representative of DTC. The deposit of Securities with DTC and their registration in the name of Cede & Co. or such other DTC nominee do not effect any change in beneficial ownership. DTC has no knowledge of the actual Beneficial Owners of the Securities; DTC's records reflect only the identity of the Direct Participants to whose accounts such Securities are credited, which may or may not be the Beneficial Owners. The Direct and Indirect Participants will remain responsible for keeping account of their holdings on behalf of their customers.

        Conveyance of notices and other communications by DTC to Direct Participants, by Direct Participants to Indirect Participants, and by Direct Participants and Indirect Participants to Beneficial Owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time. Beneficial Owners of Securities may wish to take certain steps to augment the transmission to them of notices of significant events with respect to the Securities, such as redemptions, tenders, defaults, and proposed amendments to the Security documents. For example, Beneficial Owners of Securities may wish to ascertain that the nominee holding the Securities for their benefit has agreed to obtain and transmit notices to Beneficial Owners. In the alternative, Beneficial Owners may wish to provide their names and addresses to the registrar and request that copies of notices be provided directly to them.

        Redemption notices shall be sent to DTC. If less than all of the Securities within an issue are being redeemed, DTC's practice is to determine by lot the amount of the interest of each Direct Participant in such issue to be redeemed.

        Neither DTC nor Cede & Co. (nor any other DTC nominee) will consent or vote with respect to Securities unless authorized by a Direct Participant in accordance with DTC's Issuing/Paying Agent General Operating Procedures, or the "MMI Procedures." Under its usual procedures, DTC mails an Omnibus Proxy to us as soon as possible after the record date. The Omnibus Proxy assigns Cede & Co.'s consenting or voting rights to those Direct Participants to whose accounts Securities are credited on the record date (identified in a listing attached to the Omnibus Proxy).

        Redemption proceeds, distributions and interest payments on the Securities will be made to Cede & Co., or such other nominee as may be requested by an authorized representative of DTC. DTC's practice is to credit Direct Participants' accounts upon DTC's receipt of funds and corresponding detail information from us or our agent, on payable date in accordance with their respective holdings shown on DTC's records. Payments by Participants to Beneficial Owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in "street name," and will be the responsibility of such Participant and not of DTC, our agent or us, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of redemption proceeds, distributions and interest payments to Cede & Co. (or such other nominee as may be requested by an authorized representative of DTC) is the responsibility of us or our agent, disbursement of such payments to Direct Participants will be the responsibility of DTC, and disbursement of such payments to the Beneficial Owners will be the responsibility of Direct and Indirect Participants.

        DTC may discontinue providing its services as depository with respect to the Securities at any time by giving reasonable notice to us or our agent. Under such circumstances, in the event that a successor depository is not obtained, Security certificates are required to be printed and delivered.

        We may decide to discontinue use of the system of book-entry-only transfers through DTC (or a successor securities depository). In that event, Security certificates will be printed and delivered to DTC.

        The information in this section concerning DTC and DTC's book-entry system has been obtained from sources that we believe to be reliable, but neither we nor any underwriter takes any responsibility for the accuracy thereof.

 PLAN OF DISTRIBUTION

        We may sell the Securities offered by this prospectus through underwriters, through dealers, through agents, directly to other purchasers or through a combination of these methods, as described in the prospectus supplement relating to an offering of Securities. The distribution of the Securities may be effected from time to time in one or more transactions at a fixed price or prices, which may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices.

        The applicable prospectus supplement will contain specific information relating to the terms of the offering, including:

  •
  the name or names of any underwriters or agents;

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  the purchase price of the Securities;

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  our net proceeds from the sale of the Securities;

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  any underwriting discounts and other items constituting underwriters' compensation; and

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  the initial public offering price and any discounts, concessions or commissions allowed or re-allowed or paid to dealers.

By Underwriters

        If underwriters are used in the sale, the Securities will be acquired by the underwriters for their own account. Underwriters may offer the Securities directly or through underwriting syndicates represented by one or more managing underwriters. The underwriters may resell the Securities in one or more transactions, including negotiated transactions, at a fixed public offering price, which may be changed, or at varying prices determined at the time of sale. The obligations of the underwriters to purchase the Securities will be subject to certain conditions. The initial public offering price and any discounts or concessions allowed or re-allowed or paid to dealers may be changed from time to time.

By Dealers

        If dealers are used in the sale, unless otherwise specified in the applicable prospectus supplement, we will sell the Securities to the dealers as principals. The dealers may then resell the Securities to the public at varying prices to be determined by the dealers at the time of resale. The applicable prospectus supplement will contain more information about the dealers, including the names of the dealers and the terms of our agreement with them.

By Agents and Direct Sales

        We may sell the Securities directly to the public, without the use of underwriters, dealers or agents. We may also sell the Securities through agents we designate from time to time. The applicable prospectus supplement will contain more information about the agents, including the names of the agents and any commission we agree to pay the agents.

General Information

        Underwriters, dealers and agents that participate in the distribution of Securities may be deemed to be underwriters, and any discounts or commissions received by them from us and any profit on the resale of Securities by them may be deemed to be underwriting discounts and commissions under the Securities Act of 1933. Any person who may be deemed to be an underwriter will be identified, and any compensation received from us will be described, in the prospectus supplement.

        Under agreements into which we may enter in connection with the sale of Securities, underwriters, dealers and agents who participate in the distribution of Securities may be entitled to indemnification by us against specified liabilities, including liabilities under the Securities Act of 1933.

        Agents, dealers and underwriters may be customers of, engage in transactions with, or perform services for us or our affiliates in the ordinary course of business.

LEGAL OPINIONS

        Legal opinions relating to the Securities and certain other matters will be rendered by our counsel, Rainey Law Firm, Oklahoma City, Oklahoma, and Jones Day, Chicago, Illinois. Rainey Law Firm will pass on matters pertaining to local laws and as to these matters other counsel will rely on their opinions.

        Certain legal matters will be passed upon for any underwriters, dealers or agents named in a prospectus supplement by Chapman and Cutler LLP, Chicago, Illinois, or such other underwriters' counsel as may be named in the applicable prospectus supplement.

EXPERTS

        The financial statements of Oklahoma Gas and Electric Company appearing in Oklahoma Gas and Electric Company's Annual Report on Form 10-K for the year ended December 31, 2009 (including the schedule appearing therein), and the effectiveness of Oklahoma Gas and Electric Company's internal control over financial reporting as of December 31, 2009, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such financial statements and schedule are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

 WHERE YOU CAN FIND MORE INFORMATION

        We file annual, quarterly and special reports and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC's web site at www.sec.gov. You may also read and copy any document we file at the SEC's Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room.

        The SEC allows us to "incorporate by reference" in this prospectus the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede the information contained in or incorporated by reference in this prospectus. We incorporate by reference the following documents:

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  Our Annual Report on Form 10-K for the year ended December 31, 2009;

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  Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2010; and

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  Our Current Report on Form 8-K, filed with the SEC on February 23, 2010.

        We also incorporate by reference all future filings we make with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 on or after the date of this prospectus until we sell all of the Securities referred to herein.

        We are not required to, and do not expect to, provide annual reports to holders of our Securities unless specifically requested by a holder.

        You may request a copy of these filings at no cost, by writing or telephoning us at the following address:

  Corporate Secretary
  Oklahoma Gas and Electric Company
  321 N. Harvey, P.O. Box 321
  Oklahoma City, Oklahoma 73101-0321
  (405) 553-3000

OKLAHOMA GAS AND ELECTRIC COMPANY

$250,000,000

      % Senior Notes, Series Due June 1, 2040

Prospectus Supplement

Joint Book-Running Managers

Mizuho Securities USA Inc.	RBS	UBS Investment Bank

Co-Managers

BOSC, Inc.
KeyBanc Capital Markets
Mitsubishi UFJ Securities
Scotia Capital
U.S. Bancorp Investments, Inc.